Exhibit 10.1.1

FIRST AMENDMENT TO THE HERTZ GLOBAL HOLDINGS, INC.
STOCK INCENTIVE PLAN

Section 3.3 of Article III of the Hertz Global Holdings, Inc. Stock Incentive Plan is amended in its entirety and shall read as follows:

“Section 3.3  Adjustment in Capitalization.  The number of Common Shares available for issuance under the Plan and the number, class, exercise price or other terms of any outstanding Award shall be adjusted by the Board to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Common Shares.”